Exhibit 99.m

DISTRIBUTION PLAN OF

ABERDEEN FUNDS

Effective December 12, 2007

As most recently updated on December 5, 2012

Section 1.  This Distribution Plan (the “Plan”) constitutes the distribution plan for the following classes of the series (each, a “Fund”) of Aberdeen Funds (the “Trust”):

Fund	Classes
Aberdeen Global Equity Fund	A, C, R
Aberdeen China Opportunities Fund	A, C, R
Aberdeen Emerging Markets Fund (formerly, Aberdeen Emerging Markets Institutional Fund)	A, C, R
Aberdeen International Equity Fund	A, C, R
Aberdeen Equity Long-Short Fund	A, C, R
Aberdeen Global Natural Resources Fund	A, C, R
Aberdeen Dynamic Allocation Fund (formerly, Aberdeen Optimal Allocations Fund: Moderate Growth)	A, C, R
Aberdeen Diversified Income Fund (formerly, Aberdeen Optimal Allocations Fund: Moderate)	A, C, R
Aberdeen Diversified Alternatives Fund (formerly, Aberdeen Optimal Allocations Fund: Specialty)	A, C, R
Aberdeen Small Cap Fund	A, C, R
Aberdeen Tax-Free Income Fund	A, C, R*
Aberdeen Core Fixed Income Fund	A, C, R
Aberdeen Global Fixed Income Fund	A, C, R
Aberdeen Global Small Cap Fund	A, C, R
Aberdeen Global High Yield Bond Fund	A, C, R
Aberdeen Emerging Markets Debt Local Currency Fund	A, C, R
Aberdeen Ultra-Short Duration Bond Fund	A, C, R
Aberdeen Asia Bond Fund	A, C, R
Aberdeen Asia-Pacific (ex-Japan) Equity Fund	A, C, R
Aberdeen Asia-Pacific Smaller Companies Fund	A, C, R
Aberdeen U.S. Equity Fund	A, C, R
Aberdeen U.S. High Yield Bond Fund	A, C, R
Aberdeen European Equity Fund	A, C, R

* Effective February 25, 2013.

The Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

Section 2.  Subject to the limitations on the payment of asset-based sales charges set forth in Section 2830 of the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), the Funds shall pay amounts not exceeding on an annual basis a maximum amount of:

(a)                                 25 basis points (0.25%) of the average daily net assets of the Class A Shares of each applicable Fund (distribution or services fees); and

(b)                                 100 basis points (1.00%) of the average daily net assets of the Class C Shares of each applicable Fund, 75 basis points (0.75%) of which will be a “distribution fee” (as described below) and 25 basis points (0.25%) of which will be a service fee; and

(c)                                  50 basis points (0.50%) of the average daily net assets of the Class R Shares of each applicable Fund, 25 basis points (0.25%) of which will be a distribution fee and 25 basis points (0.25%) of which will be a service fee; and

Such compensation shall be calculated and accrued daily and payable monthly or at such other intervals as the Board of Trustees may determine.  These fees will be paid to Aberdeen Fund Distributors LLC for activities or expenses primarily intended to result in the sale or servicing of Fund shares.  Except as specifically designated above, the fees may be used either as distribution fees or servicing fees to the extent that they fit the descriptions below.  As described above, the following types of fees may be paid pursuant to the Plan:

(a)                                 a distribution fee for:  (i) (a) efforts of an Underwriter expended in respect of or in furtherance of sales of Class A, Class C or Class R, and (b) to enable an Underwriter to make payments to other broker/dealers and other eligible institutions (each a “Broker/Dealer”) for distribution assistance pursuant to an agreement with the Broker/Dealer; and (ii) reimbursement of expenses (a) incurred by an Underwriter, and (b) incurred by a Broker/Dealer pursuant to an agreement in connection with distribution assistance including, but not limited to, the reimbursement of expenses relating to printing and distributing advertising and sales literature and reports to shareholders for use in connection with the sales of Class A, Class C or Class R, processing purchase, exchange and redemption requests from customers and placing orders with an Underwriter or the Funds’ transfer agent, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries; and

(b)                                 a service fee, if applicable and not otherwise covered under an administrative services plan and/or agreement, for: (i) (a) efforts of an Underwriter expended in servicing shareholders and (b) to enable an Underwriter to make payments to a Broker/Dealer for shareholder services pursuant to an agreement with the Broker/Dealer; and (ii) reimbursement of expenses (a) incurred by an Underwriter, and (b) incurred by a Broker/Dealer pursuant to an agreement in connection with shareholder service including, but not limited to personal, continuing shareholder liaison services to investors.  For purposes of the Plan, a Broker/Dealer may include any of an Underwriter’s affiliates or subsidiaries. A service fee will be considered as such pursuant to Section 2830(b)(9) of the Conduct Rules of FINRA.

(c)                                  No provision of this Plan shall be interpreted to prohibit any payments by a Fund with respect to shares of such Fund during periods when the Fund has suspended or otherwise limited sales of such shares.

Section 3.  This Plan shall not take effect until it has been approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable class of each of the Funds, if adopted after any public offering of such shares, and by the vote of the Board of Trustees of the Trust, as described in Section 4 of the Plan.

Section 4.  This Plan shall not take effect with respect to a class of a Fund until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to this Plan (the “Rule 12b-1 Trustees”), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

Section 5.  Unless sooner terminated pursuant to Section 7 or 8, this Plan shall continue in effect with respect to the class of a Fund for a period of one year from the date it takes effect with respect to such class and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4.

Section 6.  Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7.  This Plan may be terminated as to a class of a Fund at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding affected class of such Fund.

Section 8.  Any agreement with any person relating to the implementation of this Plan shall be in writing, and shall provide:

A.                                    That such agreement may be terminated at any time with respect to a Class, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of the outstanding Class Shares of the Fund on not more than 60 days written notice to any other party to the agreement; and

B.                                    That such agreement shall terminate automatically in the event of its assignment.

Section 9.  This Plan may not be amended to increase materially the amount of distribution expenses of a Fund provided for in Section 2 hereof, unless such amendment is approved in the manner provided in Section 3 hereof.  No material amendment to this Plan shall be made unless approved in the manner provided for approval of this Plan in Section 4 hereof.

Section 10.  The provisions of the Plan are severable for each class of shares of the Funds and any action required hereunder must be taken separately for each class covered hereby.

Section 11.  While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

Section 12.  The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 for a period of not less than 6 years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

Section 13.  The obligation of the Trust and the Funds hereunder are not personally binding upon nor shall resort be had to the private property of any of the trustees, shareholders, officers, employees or agents of the Trust but only the Trust’s property allocable to the particular share class shall be bound.

Section 14.  The Trust is a statutory trust organized under the Delaware Statutory Trust Act (12 Del. C.  § 3801 et seq) and under an Agreement and Declaration of Trust and any and all amendments thereto. Pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.